UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): September 1, 2004


                 GLOBAL WIRELESS SATELLITE NEWWORKS (USA), INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                                 13-4105842
(State or other jurisdiction                                  (I.R.S. Employer
    of incorporation or                                      Identification No.)
       organization)

                          405 Park Avenue - 15th Floor
                            New York, New York 10022
                              (Address of Principal
                               Executive Offices)

    Registrant's telephone number, including area code: 011-44-797-905-7708
    =======================================================================

Item 5.02 Departure of Directors and Principal Officers; Appointment of Director and Principal Officer.

On September 1, 2004, Mr. Joel Bloomer resigned from the Board of Directors of Global Wireless Satellite Networks (USA), Inc. ("Company"). Mr. Bloomer's resignation was not as a result of any disagreement with the Company. The Board then elected Mr. Harry Chauhan as a Director and further appointed him as the President and Principal Financial Officer of the Company. Immediately subsequent to such election and appointments, Mr. Scott Kostiuk, the Company's other director and sole officer resigned from all positions with the Company. Mr. Kostiuk's resignation was not as a result of any disagreement with the Company.

From January 2002 to the present, Mr. Chauhan has been involved in with Australian Power and Energy Limited, Salem Hotels and Resorts Limited and International Healing Company Limited as a consult. His responsibilities have included: (i) development and implementation of business plans; (ii) structuring of mergers and acquisitions; (iii) management of organizational and operational strategies; and (iv) financial modeling, budgets and fund raising activities.

From November 1999 through December 2001, Mr. Chauhan was the Commercial and Finance Manager for the United Kingdom and German territories for Habitat UK and Germany.

In addition to the above experiences, Mr. Chauhan has been instrumental in many start up operations, and has held Directorships and senior positions in organizations such as Wimpey Leisure the largest leisure and home builder in the world where he was Finance and Commercial Director, Renault UK as a management controller, Atlantis Energy Switzerland as a consultant, Caterpillar in France, Spain and Germany, and the Burton Group in UK and mainland Europe where he was involved in cross border trading development and reorganization of the international business.

Mr. Chauhan has extensive knowledge of finance, accounting, tax and business development and restructuring in many countries including Russia where he was Commercial Director for Radisson Hotels and Americom Business Centres JV.

Mr. Chauhan is also an officer and director of Atlantic Wine Agencies, Inc.

Certain Relationships and Related Transactions

On September 11, 2003, the Company completed the sale of its intellectual property to Cobalt Energy, LLC. Pursuant to the Sales Agreement, Cobalt Energy, LLC assumed $101,901 of debt owed to J. Michael Neary, the Company's former patent attorney.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Wireless Satellite Networks (USA), Inc.

Date: September 7, 2004


/s/ Harry Chauhan
-----------------
Harry Chauhan,
President